Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

October 18, 2018

LogicBio Therapeutics, Inc.

610 Main Street, 3rd Floor

Cambridge, MA 02139

Ladies and Gentlemen:

We have acted as counsel to LogicBio Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-227523) (as amended through the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 8,050,000 shares of the common stock, $0.0001 par value per share, of the Company (the “Securities”), including up to 1,050,000 shares that may be sold pursuant to the exercise of an option to be granted to the underwriters.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Securities have been duly authorized and, when issued and delivered pursuant to the underwriting agreement to be entered into among the Company and Jefferies LLC, Barclays Capital Inc. and William Blair & Company, L.L.C. and against payment of the consideration set forth therein, will be, validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP